Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193086

Prospectus Supplement No. 6
(to Prospectus dated January 7, 2014)

2,172,405 Shares

PROFIRE ENERGY, INC.

Common Stock

This prospectus supplement supplements the prospectus, dated January 7, 2014 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-193086).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2014 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 2,172,405 shares of our common stock, which are held by the selling stockholders named in the Prospectus. The shares of common stock covered by the Prospectus and this prospectus supplement were previously issued by us in a private placement. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the OTCQB and the OTCBB under the symbol “PFIE”.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 26, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2014

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52376	20-0019425
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 24, 2014 NASDAQ Stock Market, LLC informed Profire Energy, Inc. (the “Company”) that it had approved the listing of the Company’s common stock on the NASDAQ Capital Market. The Company’s common stock is anticipated to cease trading on the OTCQB and commence trading on the NASDAQ Capital Market on March 27, 2014 under ticker symbol “PFIE.”

On March 26, 2014 the Company issued a press release titled  “Profire Energy Announces Uplisting to NASDAQ” which is attached to this Form 8-K as exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Profire Energy Announces Uplisting to NASDAQ

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFIRE ENERGY, INC.

Date: March 26, 2014	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer

Exhibit 99.1

PROFIRE ENERGY ANNOUNCES UPLISTING TO NASDAQ

Company to Begin Trading on NASDAQ Capital Market on March 27, 2014:
Shares Will Trade Under Same Ticker Symbol (PFIE)

LINDON, Utah, March 26, 2014- Profire Energy, Inc. (OTCBB:PFIE), a technology company which manufactures, installs and services burner management systems and other combustion technologies for the oil and gas industry, today announced that it has been approved to begin trading its common stock on The NASDAQ Capital Market. The Company’s shares will begin trading under the same symbol, PFIE, at the opening of market hours on Thursday, March 27, 2014.

The uplisting is expected to improve the Company’s visibility to investors, as well as enhance trading liquidity of the Company’s common stock. The move is also expected to further qualify the Company’s common stock to be traded by mutual funds, pension funds, and other institutional holders.

“This achievement is the culmination of significant work from our valued employees, continued trust from our shareholders, strong leadership from our Board, and the robust industry-opportunity we have,” said Andrew Limpert, Chief Financial Officer of Profire Energy. “We’ve been fortunate to enjoy the growth, margins, and opportunities that we have since Profire began, and we look forward to the future ahead of us. We expect to welcome many new shareholders in the coming months and years, as we continue telling the Profire story as a NASDAQ-listed company. It will be a tremendous privilege to trade with some of the finest companies in the world, on this impressive exchange.”

NASDAQ boasts nearly 2,500 companies listed as of 2014, with a combined market cap of over $6.6 trillion. The exchange was founded in 1971, and is home to many industry-leading technology companies.

To learn more about Profire Energy or its products, please contact Profire Energy, or visit www.ProfireEnergy.com.

About Profire Energy, Inc.
Profire Energy assists energy production companies in the safe and efficient transportation, refinement and production of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent EPA standards and enhanced margins with their energy production processes, Profire Energy’s burner management systems are increasingly becoming part of their solution. Profire Energy has offices in Lindon, Utah; Houston, Texas; Oklahoma City, Oklahoma; and Edmonton, Alberta, Canada.

Cautionary Note Regarding Forward-Looking Statements
Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to statements regarding the Company’s timeline for uplisting to the NASDAQ; when the Company’s shares will begin trading on the NASDAQ; implications of the uplisting for the Company’s visibility to investors, enhancement of trading-liquidity, or any change in qualification for institutional ownership, and; the Company’s expectation to welcome many new investors in the coming months and years. All such forward-looking statements are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company’s periodic reports filed with the Securities Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc.
Andrew Limpert, CFO
(801) 796-5127

Profire Energy, Inc.
Nathan McBride, Finance & Communications
(801) 796-5127

RedChip Companies, Inc.
Brendan Hopkins
1-800-RED-CHIP (733-2447), ext. 134